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                                                                      Exhibit 12

Prime Succession, Inc. and subsidiaries
(Debtors-in-Possession)
Ratio of Earnings to Fixed Charges
(Dollars in Thousands)

                                                               Three Months Ended               Nine Months Ended
                                                                  September 30,                   September 30,
                                                                  -------------                   -------------
                                                             2000             1999             2000            1999
                                                             ----             ----             ----            ----
Ratio of Earnings to Fixed Charges
Earnings:
      Loss before income taxes                            $(8,758)          $(4,079)        $(20,033)        $(6,301)
      Add: Fixed charges, net                               7,158             6,616           20,826          18,966
Income (loss) before income taxes and fixed                (1,600)            2,537              793          12,665
charges, net
Fixed Charges:
      Total interest (1)                                    6,857             6,351           19,913          18,206
      Interest factor in rents(2)                             301               265              913             760
        Total fixed charges                                 7,158             6,616           20,826          18,966
Ratio of earnings to fixed charges                          (0.22)             0.38             0.04            0.67
Coverage deficiency (3)                                     8,758             4,079           20,033           6,301

FN

(1) Total interest expense for each period includes amortization of loan costs.

(2) Interest factor in rents represents one-third of rent expense, which is considered representative of the interest factor.

(3) The Company's earnings are inadequate to cover fixed charges for all periods presented. Coverage deficiency represents the excess of fixed charges over income before income taxes and fixed charges, net.



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